Exhibit 99.1

For Immediate Release:	March 12, 2010
Home BancShares, Inc. and Centennial Bank
Announce Opportunistic Florida Acquisition
     Conway, AR — Home BancShares, Inc. (NASDAQ GS: HOMB) and Centennial Bank, announced the bank has acquired the banking operations of Old Southern Bank (Old Southern) headquartered in Orlando, Florida through a loss-sharing agreement with the Federal Deposit Insurance Corporation (FDIC).
     Depositors of Old Southern will automatically become depositors of Centennial Bank, and deposits will continue to be insured by the FDIC. Depositors may access their accounts through automated teller machine transactions, checks, online banking and debit card transactions. All offices of Old Southern will open under regular business hours on Monday, March 15, 2010, as branches of Centennial Bank. Additionally, checks drawn on Old Southern will continue to be processed, and loan customers should continue to make their payments as usual.
     During the transition period, Old Southern customer accounts will be transitioned to Centennial Bank accounts with customers ultimately enjoying the benefits of Centennial Bank’s extensive selection of products and services. Customers may continue banking as usual and feel confident that their deposits are secure, now backed by one of the country’s strongest and safest financial institutions. Employees and vendors should continue to operate business as usual.

     “We are very excited to welcome Old Southern customers and associates to the Centennial Bank family. Old Southern depositors can rest assured their deposits remain safe, protected, and accessible. The FDIC continues to insure their deposits to the fullest extent allowable”, said C. Randall Sims Chief Executive Officer of Home BancShares and Centennial Bank. “This is a terrific opportunistic acquisition which allows us to expand our footprint into central Florida. To ensure a smooth transition, we have deployed a team of Home BancShares and Centennial Bank associates to all of the acquired locations to assist in the weekend resolution process.”
Financial Highlights
     The acquisition is currently expected to provide Centennial Bank:
*	Expansion into central Florida with 7 full service locations,

*	Assets of approximately $341 million,

*	Loans of approximately $275 million (before loan discounts and FDIC receivables),

*	Investment securities of approximately $42 million,

*	Deposits of approximately $320 million,

*	Loss share protection from the FDIC on approximately $283 million in covered assets.
     The impact on the Company is currently expected to:
*	Be moderately accretive to net income and diluted earnings per share,

*	Be slightly accretive to book value per share and tangible book value per share, and

*	Leverage and deploy a portion of the Company’s recent underwritten public common equity offering in which the Company sold common stock for net proceeds of approximately $107.3 million.
     Upon completion of the acquisition, the Company will continue to remain extremely “well capitalized” by regulatory standards, with no additional capital required to support this transaction.
     Additional information regarding the acquisition is provided in a supplemental PowerPoint presentation available on the Company’s website at www.homebancshares.com, under the “Investor Relations” section.

General
     Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary Centennial Bank provides a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys, southwestern Florida and now central Florida. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”
     This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results are included in its Form 10-K, filed with the Securities and Exchange Commission in March 2010.
####
FOR MORE INFORMATION CONTACT:

Home BancShares, Inc.	Centennial Bank

Brian S. Davis	C. Randall Sims
Chief Accounting Officer &	Chief Executive Officer &
Investor Relations Officer	President
(501) 328-4770	(407) 267-0741